                                                                  EXHIBIT (d)(4)


                                ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "AGREEMENT"), dated January 3, 2002, is made by and among William Kingson, Fadi Ghandour and Rula Ghandour (each a "SHAREHOLDER" and collectively the "Shareholders"), Rasmala Distribution (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands ("PARENT"), Rasmala Distribution (Bermuda) Limited, a company organized under the laws of Bermuda ("PURCHASER") and American Stock Transfer & Trust Company, a New York State limited purpose trust company, as escrow agent ("ESCROW AGENT"). Purchaser, Parent, Shareholders and Escrow Agent are sometimes collectively referred to as the "PARTIES", and individually referred to as a "PARTY". Parent and Purchaser or the Amalgamated Company, as the case may be, are sometimes collectively referred to as the "CLAIMING PARTIES", and individually referred to as a "CLAIMING PARTY". Capitalized terms used but not defined herein shall have the meaning given such term in the Voting and Tender Agreement (defined below).

                                    RECITALS

         WHEREAS Parent, the Purchaser and the Company have simultaneously with the execution of this Agreement entered into the Amalgamation Agreement.

         WHEREAS in connection with the execution of the Amalgamation Agreement, the Shareholders, Parent and Purchaser have entered into that certain Voting and Tender Agreement of even date herewith (the "VOTING AND TENDER AGREEMENT").

         WHEREAS the Voting and Tender Agreement requires, among other things, that the Shareholders each direct that an agreed amount of US Dollars be wired into an escrow account set up under this Agreement from which claims for Indemnifiable Damages will be paid.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the preliminary statements and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                          APPOINTMENT OF ESCROW AGENT;
                       ESTABLISHMENT OF ESCROW; INVESTMENT

         Section 1.1 Appointment of Escrow Agent; Limited Responsibilities. Each Shareholder and Parent and Purchaser hereby appoint Escrow Agent to act as escrow agent hereunder, and Escrow Agent hereby accepts such appointment and agrees to act as escrow agent and to hold, safeguard, and disburse the Escrow Assets (as defined below) pursuant to the terms and conditions of this Agreement. This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations will be read into this Agreement against Escrow Agent. Escrow Agent will not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

         Section 1.2 Deposit of Escrow Assets and Documents. Simultaneous with the payment by Purchaser to the Shareholders for the Owned Shares tendered pursuant to the Voting and Tender Agreement, the Shareholders hereby direct Purchaser, or its agent, to deduct from such payment and wire into the account designated by the Escrow Agent, the account information for which is indicated on Schedule III of the Voting and Tender Agreement, the amount in immediately available funds in US Dollars indicated next to such Shareholder's name in Schedule A (collectively and as increased or decreased by any earnings or losses thereon and as reduced by any disbursements under Article II, the "ESCROW ASSETS"). Escrow Agent acknowledges that it has received a copy of the Voting and Tender Agreement and upon receipt of the amounts above will promptly provide written notice of such receipt to the other Parties.

         Section 1.3 Segregation of the Escrow Assets. Escrow Agent will establish and maintain one account into which the Escrow Assets are to be deposited and maintained (the "ESCROW ACCOUNT").

         Section 1.4 Investment of Escrow Assets. Except as the Claiming Parties and the Shareholders may from time to time jointly instruct Escrow Agent in writing, the Escrow Assets will be invested from time to time, to the extent possible, in a treasury money market deposit account at Chase Manhattan Bank N.A., with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of the entire Escrow Assets in accordance with the terms of this Agreement. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Assets consisting of investments to provide for disbursements required to be made under this Agreement. All interest or other amounts earned on the Escrow Assets shall be added to the, and shall be considered, Escrow Assets and shall be considered the currently reportable income, for all tax purposes, of the Shareholders.

         Section 1.5 Constitutes Notice from Shareholders. Solely for the purpose of and in connection with determining when any claim, consent, designation, notice, waiver, and other communication required or permitted to be given by the Shareholders pursuant to this Agreement will be valid and enforceable, any claim, consent, designation, notice, waiver, and other communication which is executed by William Kingson and either Fadi Ghandour or Rula Ghandour will be deemed to be a claim, consent, designation, notice, waiver, and other communication validly given and enforceable against all the Shareholders. Escrow Agent will be entitled to rely upon any claim, consent, designation, notice, waiver, and other communication executed in accordance with this Section unless and until written notice (conforming to the requirements of this Section) to the contrary is delivered to Escrow Agent.

                                   ARTICLE II
                         CLAIMS; TERMINATION OF ACCOUNTS

         Section 2.1 Disbursements from Escrow Account.

                  (a) Claim Procedure. From time to time on or before the expiration of the applicable period specified in Section 10(b) of the Voting and Tender Agreement, a Claiming Party may give notice (a "NOTICE") to the Shareholders and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim for Indemnifiable Damages such Claiming Party may have under Sections 10(a)(ii) or (iii) of the Voting and Tender Agreement (a "CLAIM"). If the Shareholders give notice to the Claiming Party and Escrow Agent disputing any Claim (a "COUNTER NOTICE") within thirty (30) days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim will be resolved as provided in Section 2.1(b). If no Counter Notice is received by Escrow Agent with respect to a Claim within such 30-day period, then the Dollar amount of Indemnifiable Damages claimed by the Claiming Party as set forth in its Notice will be deemed established for purposes of this Escrow Agreement and the Voting and Tender Agreement, and at the end of such 30-day period, Escrow Agent will pay to the Claiming Party the Dollar amount claimed in the Notice from (and only to the extent of) the Escrow Account. Notwithstanding the foregoing, if the aggregate amount of all Indemnifiable Damages has not yet reached $50,000, no amounts shall be payable to the Claiming Party until such time as the aggregate Indemnifiable Damages have reached such amount. Escrow Agent will not inquire or consider whether a Claim complies with the requirements of Section 10 of the Voting and Tender Agreement.

                  (b) Resolution of a Claim Dispute. If a Counter Notice is given with respect to a Claim, the Claiming Party and the Shareholders shall consult in good faith to determine the amount of such Claim or a mechanism to calculate the amount of such Claim. If within twenty (20) days after the Counter Notice such parties are not satisfied with the resolution of the issues raised therein, such parties will initiate a binding determination of the amount of the Claim to be conducted pursuant to the Commercial Arbitration Rules, as amended and effective September 2000, of the American Arbitration Association. There shall be a single arbitrator who shall be an internationally recognized accounting firm (that is not the Tax Reviewer and does not audit the financial statements of the Company, Parent or Purchaser) reasonably acceptable to the Claiming Party and the Shareholders (the "ARBITRATOR"). The cost of any such determination shall be borne by the Claiming Party if the Arbitrator's determination is in favor of the Shareholders and by the Shareholders if the Arbitrator's determination is in favor of the Claiming Party.

                  If a Counter Notice is given with respect to a Claim, Escrow Agent will make a disbursement with respect to the Escrow Account only in accordance with (i) written instructions of both the Claiming Party and the Shareholders, or (ii) the written determination of the Arbitrator. Escrow Agent will act on such written determination without further question.

                  (c) Disbursement Upon Final Termination. On the date which is six months after the date of the Voting and Tender Agreement, Escrow Agent will, upon receipt of a written request signed by the Shareholders and the Claiming Parties, distribute the then amount of the Escrow Account to each Shareholder in the percentage set forth on Schedule A hereto, unless (x) any Claim is then pending, in which case an amount equal to the aggregate Dollar amount of such Claims (as shown in the Notices of such Claims) will be retained by Escrow Agent in the Escrow Account (and the balance paid to the Shareholders in such proportions), or (y) any Notice specifies in reasonable detail the nature of a Claim that a Claiming Party may have with respect to which the Claiming Party is in good faith unable to specify the amount of the Claim, in which case the entire balance remaining in the Escrow Account will be retained by Escrow Agent. If any amount is retained in the Escrow Account pursuant to this subsection, then Escrow Agent will retain such amount until it receives joint written instructions of the Claiming Party and the Shareholders or the written determination of the Arbitrator regarding the final distribution.

                  (d) Termination of Account. Upon payment of all amounts in the Escrow Account, the Escrow Account will be deemed closed, and this Agreement will be deemed terminated with respect to the Escrow Account.

                                   ARTICLE III
                             DUTIES OF ESCROW AGENT

         Section 3.1 Degree of Care. Escrow Agent will not be under any duty to give the Escrow Assets held by it hereunder any greater degree of care than it gives its own similar property and will not be required to invest any funds held hereunder except as directed in this Agreement.

         Section 3.2 Liability; Indemnification of Escrow Agent. Escrow Agent will not be liable, except for its own gross negligence or wilful misconduct and, except with respect to claims based upon such gross negligence or wilful misconduct that are successfully asserted against Escrow Agent, the Shareholders on the one hand and the Claiming Parties on the other hand will jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent will in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms of this Agreement, including, any liability for any delays (not resulting from its gross negligence or wilful misconduct) in the investment or reinvestment of the Escrow Assets, or any loss of interest incident to any such delays. This Section will survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

         Section 3.3 Reliance by Escrow Agent. Escrow Agent will be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service with respect to this Agreement. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

         Section 3.4 Advice of Counsel. Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and will not be liable for any action taken or omitted by it in good faith in accordance with such advice.

         Section 3.5 Subject to Taxes and Regulations. Escrow Agent does not have any interest in the Escrow Assets deposited hereunder but is serving as escrow holder only and having possession only pursuant to this Agreement. The Claiming Parties and the Shareholders will provide Escrow Agent with any necessary tax identification numbers and related information that may be required or reasonably requested by Escrow Agent for purposes of complying with applicable tax information reporting and withholding requirements.

         Section 3.6 No Representation. Escrow Agent makes no representation as to the validity, value, genuineness, or the collectability of any security or other document or instrument held by or delivered to it.

         Section 3.7 No Advice. Escrow Agent will not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

         Section 3.8 Resignation of Escrow Agent. Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Assets to any successor Escrow Agent jointly designated in writing by the Shareholders on the one hand and the Claiming Parties on the other hand, or, if no such written designation is made, to any court of competent jurisdiction, whereupon Escrow Agent will be discharged of and from any and all further obligations arising from or in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other Parties. If at the effective time of Escrow Agent's resignation it has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time will be to retain and safeguard the Escrow Assets until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the Shareholders on the one hand and the Claiming Parties on the other hand or a final non-appealable order of a court of competent jurisdiction.

         Section 3.9 Disputed Disbursements. In the event of any disagreement between the Shareholders on the one hand and a Claiming Party on the other hand resulting in adverse claims or demands being made in connection with the Escrow Account or in the event that Escrow Agent is in doubt as to what action should be taken hereunder, Escrow Agent will be entitled to retain the applicable Escrow Assets until Escrow Agent will have received (a) the written determination of the Arbitrator directing delivery of the applicable Escrow Assets, or (b) a written agreement executed by the Shareholders on the one hand and the Claiming Party on the other hand directing delivery of the applicable Escrow Assets, in which event Escrow Agent will disburse the applicable Escrow Assets in accordance with such written determination or agreement. Escrow Agent will act on such written determination without further question.

         Section 3.10 Compensation of Escrow Agent. The Shareholders, on the one hand, and the Claiming Parties, on the other hand, will each pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder an amount equal to $1,250 on the date the Escrow Assets are deposited with Escrow Agent and $2,500 annually thereafter, and each agrees to reimburse Escrow Agent for all reasonable expenses, disbursements, and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses, and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled will be borne fifty percent (50%) by the Claiming Parties and fifty percent (50%) by the Shareholders.

         Section 3.11 Disclosure of Relationship. No printed or other matter in any language (including prospectuses, notices, reports, and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent will be issued by the other parties hereto or on such parties' behalf unless Escrow Agent will first have given its specific written consent thereto.

                                   ARTICLE IV
                                  MISCELLANEOUS

         Section 4.1 Amendment. No amendment of this Agreement will be effective unless in a writing signed by each Party.

         Section 4.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original agreement, but all of which will constitute one and the same agreement. Any Party may execute and deliver this Agreement by an executed signature page transmitted by a facsimile machine. If a Party transmits its signature page by a facsimile machine, such Party will promptly thereafter deliver an originally executed signature page to the other Parties, provided that any failure to deliver such an originally executed signature page will not affect the validity, legality, or enforceability of this Agreement.

         Section 4.3 Entire Agreement. This Agreement and the Voting and Tender Agreement constitute the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

         Section 4.4 Expenses. Each Party will bear its own expenses with respect to the negotiation and preparation of this Agreement. The Shareholders will bear any Taxes imposed in connection with the transfer of the Escrow Assets pursuant to this Agreement and on any interest or other amounts earned on the Escrow Assets.

       Section 4.5 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five Business Days after the day when mailed by certified or registered mail, postage prepaid, addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Parent or Purchaser:

         Rasmala Distribution (Cayman) Limited
         Emirates Towers Offices
         10th Floor, Suite 10A
         Sheikh Zayed Road
         P.O. Box 31145
         Dubai, United Arab Emirates
         Attention:  Arif Naqvi and Ali Samir al Shihabi
         Facsimile:  +971 4 330 3438

         Rasmala Distribution (Bermuda) Limited
         Emirates Towers Offices
         10th Floor, Suite 10A
         Sheikh Zayed Road
         P.O. Box 31145
         Dubai, United Arab Emirates
         Attention:  Arif Naqvi and Ali Samir al Shihabi
         Facsimile:  +971 4 330 3438

         Copy to:

         Norton Rose
         Kempson House
         Camomile Street
         London, UK EC3A 7AN
         Attention: Tim Marsden
         Facsimile: +44 (0)20 7283 6500

         If to the Shareholders:

         William Kingson
         969 Fifth Avenue
         New York, NY 10021

         Fadi Ghandour
         2 Badr Shaker Al Sayyab Street
         Um Uthanya P.O. Box 3371
         Amman  11181
         Jordan
         Facsimile: +962 6 553 7451

         Rula Ghandour
         2 Badr Shaker Al Sayyab Street
         Um Uthanya P.O. Box 3371
         Amman  11181
         Jordan
         Facsimile: +962 6 553 7451

         Copy to:

         Wilmer, Cutler & Pickering
         2445 M Street, NW
         Washington, DC  20037
         Attention:  Stephen Doyle
         Facsimile:  +1 202 663 6363

         If to Escrow Agent:

         American Stock Transfer & Trust Company
         59 Maiden Lane
         New York, NY 10038
         Attention:  Herbert J. Lemmer
         Facsimile:  +1 718 331 1852

         Section 4.6 Governing Law; Jurisdiction.

                  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law thereof, except as provided in ss.5-1401 of the New York State General Obligation Laws. Each Party agrees that the United States District Court for the Southern District of New York is to have non-exclusive jurisdiction to settle any disputes arising out of or relating to this Agreement or any agreements or transactions contemplated hereby and submits himself, herself or itself and his, her or its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.

                  (b) Without prejudice to any other mode of service:

                      (i) the Shareholders each appoint National Registered Agents, Inc., 440 Ninth Avenue, 5th Floor, New York, NY 10001, as his or her agent for service of process relating to any proceedings before the federal courts in New York in connection with this Agreement and agree to maintain the process agent in New York notified to the other Parties ;

                      (ii) Parent and Purchaser each appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process relating to any proceedings before the federal courts in New York in connection with this Agreement and agree to maintain the process agent in New York notified to the other Parties;

                      (iii) The Escrow Agent agrees that it may be served at its office in New York for service of process relating to any proceedings before the federal courts in New York in connection with this Agreement;

                      (iv) each Party agrees that failure by a process agent to notify him, her or it of the process shall not invalidate the proceedings concerned; and

                      (v) each Party consents to the service of process relating to any such proceedings by prepaid mailing of a copy of the process to his, her or its respective agent at the address identified in paragraph
         (i), (ii) or (iii) above or by prepaid mailing by air mail, certified or registered mail of a copy of the process to it at the address set forth in Section 4.5.

                  (c) Each of the Parties hereto:

                      (i) waives objection to the federal courts in New York on grounds of inconvenient forum, venue or otherwise as regards proceedings in connection with this Agreement or any agreements or transactions contemplated hereby; and

                      (ii) agrees that a final judgment or order of a federal court in New York in connection with this Agreement or any agreements or transactions contemplated hereby is conclusive and binding on him, her or it, subject to appellate review, and may be enforced against him, her or it in the courts of any other jurisdiction.

         Section 4.7 No Assignment. Other than as expressly set forth in this Agreement regarding the Escrow Agent, no Party may assign its benefits or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation without such prior consent will be void. Notwithstanding this prohibition against assignment and delegation, Purchaser and Parent may each assign its rights under this Agreement to a purchaser of all of the assets or equity of Purchaser and Parent, respectively, without any Party's consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of Purchaser and/or Parent may similarly assign such rights.

         Section 4.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person will have any right, interest, or claim under this Agreement.

         Section 4.9 Public Announcements. The Parties will agree on the terms of any press releases or other public announcements related to this Agreement, and will consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party's counsel it is required by law or the rules of the Nasdaq National Market to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof.

         Section 4.10 Representation by Legal Counsel. Each Party is a sophisticated Person that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

         Section 4.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision will be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

         Section 4.12 Specific Performance. Each Shareholder acknowledges that the benefits that Purchaser and Parent will derive from the transactions contemplated by this Agreement are unique and irreplaceable. Accordingly, if any of the Shareholders improperly abandon or terminate this Agreement, Purchaser and Parent would not have an adequate remedy at law. The Claiming Parties therefore will be entitled to a court order requiring such Shareholder(s) to perform this Agreement.

         Section 4.13 Successors. This Agreement will be binding upon and will inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors (including the Amalgamated Company, if applicable), provided that this Section will not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment or other transfer is not otherwise permitted under this Agreement.

         Section 4.14 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

         Section 4.15 Waiver. No provision of this Agreement will be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, will be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement will not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.




                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each Party has executed, or has caused a duly authorized officer to execute, this Agreement as of the date first above written.



                            RASMALA DISTRIBUTION (CAYMAN) LIMITED


                            By:      /s/ Ali Samir al Shihabi
                                     -------------------------------------------
                            Name:    Ali Samir al Shihabi
                                     -------------------------------------------
                            Title:   Director
                                     -------------------------------------------


                            RASMALA DISTRIBUTION (BERMUDA) LIMITED


                            By:      /s/ Ali Samir al Shihabi
                                     -------------------------------------------
                            Name:    Ali Samir al Shihabi
                                     -------------------------------------------
                            Title:   Director
                                     -------------------------------------------



                                     /s/ Fadi Ghandour
                                     -------------------------------------------
                                     Fadi Ghandour



                                     /s/ Rula Ghandour
                                     -------------------------------------------
                                     Rula Ghandour



                                     /s/ William Kingson
                                     -------------------------------------------
                                     William S. Kingson



                                     AMERICAN STOCK TRANSFER & TRUST COMPANY


                            By:      /s/ Herbert Lemmer
                                     -------------------------------------------
                            Name:    Herbert J. Lemmer
                                     -------------------------------------------
                            Title:   Vice President
                                     -------------------------------------------

                                   SCHEDULE A

                             Initial Escrow Amounts



                          INITIAL AMOUNT DEPOSITED
SHAREHOLDER                   WITH ESCROW AGENT          DISTRIBUTION PERCENTAGE
-----------               ------------------------       -----------------------

Fadi Ghandour                     $ 125,000                      25%

Rula Ghandour                     $ 125,000                      25%

William Kingson                   $ 250,000                      50%

TOTAL:                            $ 500,000                     100%